The Board of Trustees of the Fund, with the approval and recommendation of the Audit Committee, appointed Deloitte & Touche LLP to serve as the Fund's independent registered public accounting firm for the fiscal year ending September 30, 2014. Deloitte & Touche LLP replaces Ernst & Young LLP, which resigned as the Fund's independent registered public accounting firm, effective upon completion of the audit of the Fund's financial statements for the fiscal year ended September 30, 2013.

During the periods that Ernst & Young LLP served as the Fund's independent registered public accounting firm, including the Fund's fiscal years ending September 30, 2013 and September 30, 2012, Ernst & Young LLP's reports on the financial statements of the Fund have not contained an adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope or accounting principles. Further, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst &
Young LLP would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its report on the financial statements. In addition, there have been no reportable events of the kind described in Item
304(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934.